Exhibit 99

NEWS RELEASE #68Q — December 5, 2008	Investor contact: Roger Schrum
+843/339-6018
roger.schrum@sonoco.com

	Media contact:	Robin Montgomery
+843/383-7509
robin.montgomery@sonoco.com
Sonoco Provides Update on Strategic Initiatives and Outlook for 2009
Company Lowers Fourth Quarter and Full-Year 2008 Earnings Guidance;
Announces Further Cost Reduction Measures
Hartsville, S.C. — Sonoco (NYSE: SON) Chairman, President and Chief Executive Officer Harris E. DeLoach, Jr., and Charles J. Hupfer, senior vice president and chief financial officer, today addressed the investment community in New York City and provided an update on the Company’s strategic initiatives, outlined financial performance expectations for 2008 and 2009, and announced plans to implement further cost reduction measures.
Fourth Quarter, Full-Year 2008 Base Earnings Guidance Revised
Sonoco expects base earnings for the fourth quarter and full year of 2008 to be $.48 to $.52 per diluted share and $2.23 to $2.27 per diluted share, respectively. Sonoco had previously projected base earnings for the fourth quarter and full year of 2008 to be $.60 to $.64 per diluted share and $2.36 to $2.40 per diluted share, respectively. In 2007, full-year base earnings per diluted share was $2.38. Base earnings, a non-GAAP financial measure, excludes restructuring charges, asset impairment charges and certain other non-recurring or infrequent and unusual items, as applicable. Additional information about base earnings and base earnings per share, including why the Company uses such measures, can be found in the Company’s 2007 Annual Report and in its quarterly earnings releases.
“While sales volume and profitability have held up in our Consumer Packaging segment so far in the fourth quarter of 2008, our businesses that serve industrial markets are seeing a much larger than expected decline in volume and reduced profitability as a result of significantly slowing global economic conditions,” said Hupfer.
Cost Reduction Measures Announced
In order to align its manufacturing capacity and fixed cost structure to match market conditions, Sonoco is implementing further cost reduction measures which are expected to achieve approximately $28 million in annualized pre-tax savings when fully phased in through 2009, DeLoach said.
“This realignment calls for the closing of approximately 15 plants globally and the reduction of approximately 700 positions,” said DeLoach. “The majority of these plant closings are small in size and our focus is on reducing our global industrial products manufacturing footprint.”
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Sonoco Provides Update on Strategic Initiatives and Outlook for 2009 — page 2
DeLoach said the cost of the realignment is estimated to be approximately $29 million, of which approximately $20 million in pre-tax restructuring charges are expected to be taken against earnings in the fourth quarter of 2008. The majority of the costs involve severance and other cash costs that will be incurred through 2009.
Pension Plan Overview
According to Hupfer, Sonoco’s U.S. pension plan was over funded by approximately $40 million at the end of 2007. However, recent projections, based on mid-November asset values and interest rates, indicate the Company’s U.S. pension plan was under funded by approximately $138 million. “Our calculations show that no cash funding is required in 2009 for our U.S. pension plan because of carryover credits that are available due to over funding in prior years,” Hupfer said. “However, we are looking at a possible change to our U.S. pension plan that would reduce long-term funding exposure and expenses.”
“While 2009 pension expense will be based on asset values and interest rates at December 31, 2008, the current decline in asset values would significantly increase future years’ pension expense. Reduced nominal returns due to lower asset levels, together with the amortization of current year losses, would result in a year-over-year increase in 2009 pension expense of approximately $48 million, or $.30 per share after tax, based on asset values and interest rates at mid-November,” Hupfer said.
2009 Outlook
Based on the Company’s current economic expectations and including the projected impact of higher pension costs, Sonoco estimates base earnings for 2009 to be $1.95 to $2.05 per diluted share. Excluding the projected impact of higher pension costs, estimated base earnings would be $2.25 to $2.35 per diluted share. The 2009 earnings estimates are based on an effective tax rate of 32 percent, compared with an expected effective tax rate of slightly less than 30 percent in 2008.
Strategic Initiatives Highlighted
Despite slowing general global economic conditions, DeLoach said that Sonoco has a consistent, tested strategy to drive long-term shareholder value.
“Our strategy to grow businesses serving consumer markets is clearly working. For the first three quarters of 2008, our Consumer Packaging segment reported a 13 percent increase in sales and a 29 percent increase in operating profits,” DeLoach said. “We are gaining significant new business wins in our consumer and industrial businesses. New product development and market extensions are providing a strong catalyst for growth. Sonoco’s financial state is strong with a solid balance sheet and ample cash flow from operations that we believe will continue to afford us the flexibility to be able to fund our growth plans and return value to shareholders.”
Sonoco Awarded Contract for Colgate-Palmolive Pack Center in Poland
DeLoach announced today that Sonoco has been awarded a five-year contract by Colgate-Palmolive to manage all European promotional packing requirements for its oral care products. These operations will be housed in a new dedicated pack center in Wroclaw, Poland, that is scheduled to open in the first quarter of 2009.
“Colgate-Palmolive was looking for a dependable partner with a successful history of starting up and operating dedicated pack centers. We were able to demonstrate that we have the people, experience, skills and expertise to successfully meet their expectations,” said DeLoach. “This new facility will consolidate previous co-packing work performed for Colgate-Palmolive in more than 25 countries throughout Europe.”
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Sonoco Provides Update on Strategic Initiatives and Outlook for 2009 — page 3
DeLoach added that Sonoco is in the process of expanding operations in its existing pack center in Strykow, Poland, to handle new pharmaceutical packing business and will be managing additional pack center operations in Mexico and Brazil for existing customers.
During the first three quarters of 2008, Sonoco has generated more than $91 million in sales from new products. DeLoach said he expects the Company to set a record with approximately $125 million in new product sales for full-year 2008. The Company has averaged greater than $100 million in new product sales over each of the past three years.
DeLoach showed a number of Sonoco’s award-winning packaging innovations for 2008 and new product launches to begin in 2009 in flexible, rigid paper and rigid plastic containers, ends and closures, point-of-purchase displays and industrial products. Some of the new products and services introduced included:
•	New composite cans for Yuban® and Nabob® coffees that are produced with at least 50 percent recycled materials. The new package includes paperboard that is certified by the Rainforest Alliance through its Smartwood Program as well as being Forest Stewardship Council Certified.™

•	Ultrapeel™ retort membrane ends which were introduced in 2008 on Campbell’s Soup Company’s popular Soup At Hand® product. The technology received the Flexible Packaging Association’s highest achievement award for technical innovation in 2008.

•	A new injection stretch blow molded PET bottle for Living Essentials’ 5-Hour ENERGY® nutritional drink.

•	A new, stylish injection stretch blow molded bottle for Bath & Body Works’ popular Signature Collection fragrance Mist Splash.

•	A new high-barrier thermoformed packaging for President’s Club pet foods.

•	A new patent-pending molded plastic hinged overcap that was developed for Sonoco’s award-winning Linearpak® paperboard container for Target’s Archer Farms® premium cereals. The new product was voted Food and Beverage Packaging Magazine’s 2008 Package of the Year.

•	New turnkey confectionery displays developed for Mars Snack Food USA.

•	New Sonopop® pallet display systems for Frito Lay’s Everyday pallet program in Costco Club stores.

•	Counter top and floorstand displays for a Schick-Playtex franchise launch program in 2009.

•	New Stealth™ film cores designed to maintain internal diameter and length integrity during the winding process and post-production film cures.

•	DuraBlock™ pallet blocks which are being used by one of the largest pallet pooling service companies in North America to improve pallet durability and reduce repair costs.

•	A new recycled paperboard protective packaging system for Hewlett-Packard printers.
Conclusion
DeLoach concluded his comments by saying, “Our strategy to drive long-term shareholder value has not changed and, I believe, is more relevant than ever. Our consumer growth strategy is clearly working and we are taking the necessary steps to better position our industrial products businesses for a rebound when the economy turns. While we are focused on long-term value creation for shareholders, we have paid cash dividends to shareholders for 334 consecutive quarters and today the current dividend provides about a 4.5 percent annual yield. Overall, we are optimistic that Sonoco is better positioned than at any time in our nearly 110-year history.”
Event Replay
A replay of the event will begin at 10 a.m. Eastern time on December 5, 2008, and continue through midnight Eastern time on December 19, 2008. The toll-free replay number in the U.S. is 877/660-6853 and the international replay number is +201/621-7415. The replay access code is account 286, ID 298133. The event, including the presentation, also will be archived for 90 days on Sonoco’s Investor Relations Web site under conference calls.
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Sonoco Provides Update on Strategic Initiatives and Outlook for 2009 — page 4
About Sonoco
Founded in 1899, Sonoco is a $4.0 billion global manufacturer of industrial and consumer products and provider of packaging services, with more than 300 operations in 35 countries, serving customers in some 85 nations. For more information on the Company, visit our Web site at http://www.sonoco.com/.
Forward-looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. The words “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecasts,” “future,” “will,” “would” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding offsetting high raw material costs, improved productivity and cost containment, adequacy of income tax provisions, refinancing of debt, adequacy of cash flows, anticipated amounts and uses of cash flows, effects of acquisitions and dispositions, adequacy of provisions for environmental liabilities, financial strategies and the results expected from them, continued payments of dividends, stock repurchases, producing improvements in earnings, financial results for future periods and creation of long-term value for shareholders.
These forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, expectations, beliefs, plans, strategies and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.
Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, without limitation:
•	availability and pricing of raw materials;

•	success of new product development and introduction;

•	ability to maintain or increase productivity levels and contain or reduce costs;

•	international, national and local economic and market conditions;

•	availability of credit to us, our customers and/or our suppliers in needed amounts and/or on reasonable terms;

•	fluctuations of obligations and earnings of pension and postretirement benefit plans;

•	ability to maintain market share;

•	pricing pressures and demand for products;

•	continued strength of our paperboard-based tubes and cores and composite can operations;

•	anticipated results of restructuring activities;

•	resolution of income tax contingencies;

•	ability to successfully integrate newly acquired businesses into the Company’s operations;

•	currency stability and the rate of growth in foreign markets;

•	use of financial instruments to hedge foreign currency, interest rate and commodity price risk;

•	liability for and anticipated costs of environmental remediation;

•	actions of government agencies and changes in laws and regulations affecting the Company;

•	ability to weather the current economic downturn;

•	loss of consumer or investor confidence; and

•	economic disruptions resulting from terrorist activities.
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Sonoco Provides Update on Strategic Initiatives and Outlook for 2009 — page 5
The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.
Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission.
Such reports are available from the Securities and Exchange Commission’s public reference facilities and its Web site, http://www.sec.gov/, the Company’s investor relations department and the Company’s Web site, http://www.sonoco.com.
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